EXHIBIT 99.1

Team, Inc. Reports Third Quarter Results and Affirms Full Year Guidance

ALVIN, Texas, April 4, 2011 (GLOBE NEWSWIRE) -- Team, Inc., (Nasdaq:TISI) today reported adjusted earnings of $0.08 per diluted share on revenues of $108.8 million for its third quarter ended February 28, 2011. This compares to adjusted earnings of $0.06 per diluted share on revenues of $104.1 million in the prior year third quarter. "Looking ahead, we are pleased with our activity levels entering the spring turnaround season and have a strong outlook for the fourth quarter," said Phil Hawk, Team's Chairman and CEO. "Consequently, we are affirming our full year adjusted earnings guidance of $1.10 to $1.25 per fully diluted share for fiscal year 2011," said Hawk.

The Company's net income reported in accordance with generally accepted accounting principles (including non-routine items) was $3.9 million, or $0.19 per diluted share, in the current year third quarter, as compared to a loss of $0.4 million, or $0.02 per diluted share, in the prior year third quarter.

Revenues for the nine months ended February 28, 2011 were $346.5 million and adjusted net income for the same period was $14.4 million ($0.72 per diluted share), versus adjusted net income of $9.5 million ($0.49 per diluted share) in the prior year period. Including non-routine items incurred during both the nine month periods, net income reported in accordance with generally accepted accounting principles was $15.8 million ($0.79 per diluted share) in the current year period, versus $6.5 million ($0.34 per diluted share) in the prior year period.

Highlights of the Quarter

  Adjusted EBIT increased 24% and 37% for the 3rd quarter and year to date, respectively.
  Adjusted earnings per share increased 33% and 47% for the 3rd quarter and year to date, respectively.
  Job margins were consistent with both the prior year quarter and with the immediately preceding second quarter.
  Field SG&A expenses continue to be favorable compared to prior year levels.
  Team's recent acquisition, Quest Integrity Group, contributed $6.6 million in revenue during the quarter.
  Organic revenues declined 2% during the quarter primarily due to project delays, project mix and severe weather across significant areas of the United States and Canada.
  Net debt (total debt less cash) at the end of the quarter was $46.6 million, a reduction of $16.7 million during the quarter.
  Borrowing capacity under Team's credit facility increased to $75 million.

Non-routine Items

During the third quarter of fiscal year 2011, the Company identified and corrected accounting errors relating to the effect of share-based compensation on tax provisions for fiscal years 2007 through 2010 and the first two quarters of fiscal year 2011. During those periods, reported earnings were understated because effective tax rates were overstated as a result of the previously undetected errors in the tax provision calculation. No restatement of previously issued financial statements was required because the effect on those statements was immaterial. The cumulative effect of the errors in the tax provision calculation was a tax benefit, which was recorded in the current quarter, consisting of $1.8 million associated with the prior years and $0.5 million associated with the first two quarters of the current fiscal year. Excluding the effect of the $1.8 million portion of the cumulative adjustments related to prior years, the Company's effective tax rate for fiscal 2011 is expected to be 38% versus the 40% tax rate previously reported. Excluding the $2.2 million of cumulative adjustments recorded in the quarter, third quarter adjusted net income was $1.7 million, or $0.08 per fully diluted share.

In the prior year third quarter, the Company recorded a $2.1 million pre-tax charge associated with the devaluation of the Venezuelan Bolivar and a $0.5 million pre-tax charge associated with legal and accounting costs related to an independent investigation. For the nine month period of the prior year, the total pre-tax charge associated with the independent investigation was $2.8 million. Both the currency devaluation and the costs associated with the investigation are non-routine items. Excluding these items, adjusted net income for the three month and nine month periods of the prior year was $1.2 million ($0.06 per diluted share) and $9.5 million ($0.49 per diluted share), respectively.

Earnings Conference Call

In connection with this earnings release, Team will hold its quarterly conference call on Tuesday, April 5, 2011 at 8:00 a.m. Central Time (9:00 a.m. Eastern). Individuals wishing to participate in the conference call by phone may call 877-615-4339 and use passcode 8428986 when prompted. The call will be broadcast over the Web and can be accessed on Team's website, www.teamindustrialservices.com.

About Team, Inc.

Headquartered in Alvin, Texas, Team Inc. is a leading provider of specialty services required in managing, maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team offers these services in over 100 locations throughout the world. Team's common stock is traded on the NASDAQ Global Select Market under the ticker symbol "TISI".

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. Such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company's Annual Report on Form 10-K for the year ended May 31, 2010 and in the Company's Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise.

TEAM, INC. AND SUBSIDIARIES
SUMMARY OF OPERATING RESULTS
(in thousands, except per share data)

	Three Months Ended February 28,		Nine Months Ended February 28,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$ 108,820	$ 104,112	$ 346,462	$ 328,341
Operating expenses	78,083	75,593	240,435	230,940
Gross margin	30,737	28,519	106,027	97,401

Selling, general and administrative expenses	27,616	26,456	82,969	82,888
Earnings from unconsolidated affiliates	120	29	755	520
Operating income	3,241	2,092	23,813	15,033

Interest expense, net	525	667	1,371	2,197
Foreign currency gain (loss)	42	(2,075)	53	(2,047)
Earnings before income taxes	2,758	(650)	22,495	10,789

Provision for income tax expense (benefit)	(1,173)	(223)	6,722	4,250
Net income (loss)	3,931	(427)	15,773	6,539

Less: Gains attributable to non-controlling interest	(34)	--	(9)	--
Net income available to common shareholders	$ 3,897	$ (427)	$ 15,764	$ 6,539

Earnings per common share:
Basic	$ 0.20	$ (0.02)	$ 0.82	$ 0.35
Diluted	$ 0.19	$ (0.02)	$ 0.79	$ 0.34

Reconciliation of net income to adjusted net income:

Net income available to shareholders	$ 3,897	$ (427)	$ 15,764	$ 6,539
Non-routine investigation costs	--	532	--	2,838
Non-routine acquisition costs	--	--	632	--
Non-routine Venezuela currency	--	2,075	--	2,075
Tax impact of non-routine costs	--	(1,027)	(253)	(1,932)
Non-routine tax benefit	(2,234)	--	(1,758)	--
Adjusted net income available to shareholders	$ 1,663	$ 1,153	$ 14,385	$ 9,520

Adjusted diluted earnings per common share	$ 0.08	$ 0.06	$ 0.72	$ 0.49

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
FEBRUARY 28, 2011 AND MAY 31, 2010
(in thousands)

	February 28, 2011	May 31, 2010
	(unaudited)

Current assets	$ 153,930	$ 150,345

Property, plant and equipment, net	56,356	55,229

Other non-current assets	106,676	59,415

Total assets	$ 316,962	$ 264,989

Current liabilities	$ 42,312	$ 43,002

Long term debt net of current maturities	68,979	47,848

Other non-current liabilities	12,154	8,947

Stockholders' equity	193,517	165,192

Total liabilities and stockholders' equity	$ 316,962	$ 264,989

TEAM, INC. AND SUBSIDIARIES
SUPPLEMENTAL OPERATING DATA
(in thousands, except per share data)

	Three Months Ended February 28,		Nine Months Ended February 28,
	2011	2010	2011	2010
Revenues comprised of:	(unaudited)	(unaudited)	(unaudited)	(unaudited)
TCM Division	$ 59,745	$ 60,021	$ 192,276	$ 188,648
TMS Division	49,075	44,091	154,186	139,693
	$ 108,820	$ 104,112	$ 346,462	$ 328,341

Gross margin comprised of:
TCM Division	$ 16,609	$ 16,197	$ 57,339	$ 54,997
TMS Division	14,128	12,322	48,688	42,404
	$ 30,737	$ 28,519	$ 106,027	$ 97,401

Operating income comprised of:
Industrial services	$ 8,159	$ 6,845	$ 37,699	$ 31,333
Earnings from unconsolidated affiliates	120	29	755	520
Corporate	(5,038)	(4,782)	(14,641)	(16,820)
	$ 3,241	$ 2,092	$ 23,813	$ 15,033

Reconciliation of Operating Income to Adjusted EBIT and Adjusted EBITDA:

Operating Income	$ 3,241	$ 2,092	$ 23,813	$ 15,033
Non-routine investigation costs	--	532	--	2,838
Non-routine acquisition costs	--	--	632	--
Adjusted EBIT	3,241	2,624	24,445	17,871
Depreciation and amortization	4,241	3,261	10,686	9,224
Non-cash compensation	1,158	1,234	3,848	3,876
Adjusted EBITDA	$ 8,640	$ 7,119	$ 38,979	$ 30,971
CONTACT: Ted W. Owen
         (281) 331-6154